                                                                     Exhibit 2.3


                    ACQUISITION AND STOCK EXCHANGE AGREEMENT


         This Agreement is made as of March 18, 1999, among UBICS, INC., a Delaware corporation ("UBICS"), R sYSTEMS (SINGAPORE) pte limited, a Singapore limited exempt private company (the "COMPANY") and the individuals listed as shareholders on the signature page hereof (each such person a "SHAREHOLDER" and collectively the "SHAREHOLDERS").


                                    PREAMBLE


         The Shareholders collectively own all of the issued and outstanding shares of capital stock of the Company. A full and complete list setting forth the names of the Shareholders and their respective holdings in the Company is attached hereto as Exhibit A.

         The Boards of Directors of UBICS and the Company deem it advisable and in the best interests of their respective stockholders to consummate (1) the acquisition of the Company by UBICS upon the terms and subject to the conditions set forth herein and (2) the acquisition of R Systems (India) Private Limited, an Indian corporation ("R SYSTEMS-INDIA"), and R Systems, Inc., a California corporation ("R SYSTEMS"), both of which are affiliated with the Company, by UBICS upon the terms and conditions set forth in separate Acquisition and Stock Exchange Agreements to be executed of even date herewith and in conjunction herewith (the "RELATED ACQUISITION AGREEMENTS").

         The parties desire to structure the Exchange as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "CODE"), and desire that the Exchange be accounted for as a pooling of interests pursuant to generally accepted accounting principles ("GAAP").

         UBICS would not be willing to enter into this Agreement unless Satinder Singh Rekhi and Harpreet Rekhi agreed to refrain from competing with UBICS, R Systems, R Systems-India and the Company (collectively, the "COMBINED COMPANIES") for a reasonable period of time, and accordingly each of Satinder Singh Rekhi and Harpreet Rekhi has agreed to execute and deliver to UBICS a noncompetition agreement.

         Therefore, in consideration of the premises and the mutual covenants, agreements, representations, and warranties herein contained, the parties hereto, intending to be legally bound, agree as follows.

                                    ARTICLE I
                                    EXCHANGE

         1.01. Exchange. The parties desire to engage in a tax-free stock-for-stock exchange under Section 368(a)(1)(B) of the Code, for the purpose of developing and enhancing the parties' respective businesses. Therefore, on the Closing Date (as defined below), the Shareholders will exchange all of their shares of the Company Stock (as defined below) for shares of UBICS Common Stock (as defined below) upon the terms and subject to the conditions set forth below (the "EXCHANGE").

         1.02.    Exchange of Shares.  At and as of the Closing Date:

                  (a) The Shareholders will transfer and deliver to UBICS all of the 70,000 ordinary shares, par value one (1.00) Singapore dollar, of the Company (the "COMPANY STOCK") issued and outstanding immediately prior to the Closing Date in exchange for 10,000 shares (the "EXCHANGE SHARES") of UBICS' common stock, par value $.01 per share (the "UBICS COMMON STOCK"), such Exchange Shares to be apportioned among the Shareholders as set forth on Exhibit A hereto;

                  (b) upon the surrender by the Shareholders of certificates (or evidence of lost certificates reasonably acceptable to UBICS) representing all of the outstanding shares of the Company Stock to UBICS, together with the relevant share transfer forms duly executed by the respective shareholders and all other documents and instruments required to be presented to the Singapore Stamp Office to obtain the necessary stamping of the share transfer forms for the Company Stock, UBICS shall deliver to the Shareholders certificates representing the Exchange Shares;

                  (c) all of the shares of UBICS Common Stock previously issued and outstanding shall remain issued and outstanding and shall not be affected by the Exchange; and

                  (d) the Exchange Shares to be issued to the Shareholders will not at the time of issuance be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), on the ground that the issuance thereof in the Exchange is exempt from registration pursuant to Section 4(2) thereof and/or Regulation D thereunder. The parties understand that the availability of such exemption is based in part upon the imposition of restrictions on the transfer of the Exchange Shares, upon certain information supplied to UBICS by the Company and the Shareholders and upon the representations of the Company and the Shareholders set forth in this Agreement. The Exchange Shares may not be transferred except pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements and compliance with applicable state securities law. The following legend will be placed on the certificates representing the Exchange Shares:



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         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
         REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS, AND SUCH SHARES MAY NOT BE SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT, AND, IF AN EXEMPTION SHALL BE APPLICABLE, THE HOLDER SHALL HAVE DELIVERED AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

UBICS may instruct its transfer agent to place stop transfer orders against any transfer of the Exchange Shares in violation of this subsection (d).


         1.03. Waiver of Preemptive Rights. Each of the Shareholders hereby waives any and all preemptive rights which such Shareholder may have pursuant to the Company's Articles of Association or otherwise in connection with any of the Company Stock or the Exchange pursuant to this Agreement.


         1.04. Pooling Matters. The Company and each of the Shareholders hereby affirms and agrees to the matters set forth in Schedule 1.04 hereof.


                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each Shareholder, severally and not jointly, hereby represents and warrants to UBICS as follows:

         2.01. Investor Status and Investment Interest. The Shareholder, if a resident of the United States, either (a) is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act or (b) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of acquiring the UBICS Common Stock pursuant to this Agreement. The Shareholder (i) is acquiring the UBICS Common Stock pursuant to the Exchange solely for his own account for investment purposes and not with a view to the distribution thereof within the meaning of the Securities Act; and (ii) has had access to all forms, reports, schedules, statements and other documents required to be filed by UBICS since September 1, 1997 under the Securities Exchange Act of 1934, as amended, or the Securities Act and has had the opportunity to obtain such additional information as he deemed necessary in order to evaluate the merits and risks inherent in acquiring and holding the UBICS



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Common Stock. The Shareholder resides at the address set forth below the
Shareholder's name on Exhibit A hereto. The Shareholder, if a resident of California, either (i) has a preexisting business or personal relationship with UBICS or any of its officers or directors or (ii) has such business or financial experience as to have the capacity to protect his or her own interests in connection with the transactions pursuant to this Agreement.

         2.02. Title to Capital Stock. The Shareholder is the sole legal and beneficial owner of the Company Stock shown on Exhibit A as owned by the Shareholder, has good and marketable title to such Company Stock, and there exist no liens, claims, pledges, options, proxies, voting agreements, charges or encumbrances of any kind affecting such Company Stock. The Shareholder has the sole and absolute right, power and authority to sell, assign and transfer such Company Stock as provided in this Agreement. UBICS will acquire good and unencumbered title to such Company Stock, free and clear of all liens, claims, restrictions, charges and encumbrances ("Liens") and not subject to any adverse claim when acquired by UBICS pursuant to this Agreement.

         2.03. Authorization of Transaction. Subject to the need to make certain governmental filings described in Schedule 2.04 to the R Systems Disclosure Schedule delivered with the Related Acquisition Agreement for R Systems the Shareholder has the full right, power and authority (i) to execute and deliver this Agreement, and (ii) to perform the Shareholder's obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

         2.04. No Violation. The Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental entity (a "GOVERNMENTAL ORDER") which would prevent the execution, delivery or performance of this Agreement by the Shareholder.

         2.05. No Breach, Default, Violation or Consent. Except as set forth on Schedule 2.04 to the R Systems Disclosure Schedule delivered with the Related Acquisition Agreement for R Systems, the execution, delivery and performance by the Shareholder of this Agreement do not and will not:

                  (a) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, instrument or



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


document to which the Shareholder is a party or by which the Shareholder or his assets are bound;

                  (b) breach or otherwise violate any Governmental Order which names the Shareholder, or is directed to the Shareholder or any of his assets;

                  (c) result in the creation of a Lien held by any third party on any of his shares of Company Stock;

                  (d) violate any law, rule, regulation, ordinance or code of any governmental entity (each a "GOVERNMENTAL RULE") applicable to the Shareholder; or

                  (e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any person or entity (each a "PERSON").


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF UBICS

         UBICS hereby delivers to the Company and the Shareholder a copy of the Related Acquisition Agreement with respect to R Systems, and makes, to and for the benefit of the Company and the Shareholders, each of the representations and warranties set forth in Article IV of such Related Acquisition Agreement. In addition, UBICS hereby represents and warrants to the Company and the Shareholders as follows:

         3.01. UBICS Common Stock. The shares of UBICS Common Stock to be issued in the Exchange, when issued in accordance with the terms of this Agreement, will be duly authorized and validly issued in compliance with applicable United States federal and state Governmental Rules relating to the issuance of securities, fully paid and nonassessable, and the issuance of all such shares is not subject to any preemptive rights.



                                   ARTICLE IV
                                     CLOSING

                  4.01. Closing. The closing of the transactions contemplated by this Agreement will take place at 10:00 a.m., local time, on the date (the "CLOSING DATE") that UBICS acquires all of the outstanding stock of R Systems and R Systems-India, pursuant to the Related Acquisition Agreements, at the offices of Cohen & Grigsby, P.C., 11 Stanwix Street, 15th Floor, Pittsburgh, Pennsylvania 15222, unless another time, date or place is agreed to in writing by the parties hereto.



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                                    ARTICLE V
                                  MISCELLANEOUS

                  5.01. Amendments. This Agreement may be amended only by a writing signed by each of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

                  5.02. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties.

                  5.03. Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

                  5.04. Entire Agreement. This Agreement, together with the other agreements referred to herein and the schedules and exhibits attached hereto, contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

                  5.05. Further Assurances. The parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement.

                  5.06. Governing Law. This Agreement shall be a contract under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.



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                  5.07. Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:

                  (a)   shall be in writing;

                  (b) shall be sent by messenger, certified or registered U.S. mail or air mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and

                  (c) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier.

All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days' prior notice:

If to the Company:                             With a copy to:

R Systems (Singapore) Pte Limited              Graham & James LLP
5000 Windplay Drive, Suite 5                   400 Capitol Mall, 24th Floor
El Dorado Hills, CA 95762                      Sacramento, CA 95814-4411
Attn:  Rekhi Singh                             Attn:  Kevin Coyle
Telecopier No.:  (916) 939-9697                Telecopier No.:  (916) 441-6700

If to UBICS :                                  With a copy to:

UBICS, Inc.                                    Cohen & Grigsby, P.C.
333 Technology Drive, Suite #210               11 Stanwix Street
Canonsburg, PA  15317                          15th Floor
Attn:  Dr. Vijay Mallya                        Pittsburgh, PA  15222
Telecopier No.:  (724) 746-9597                Attn:  David J. Lowe
                                               Telecopier No.:  (412) 209-0672

                  5.08. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the



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extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  5.09. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective legal representatives, heirs, successors and permitted assigns.

                  5.10. Termination. This Agreement may be terminated at any time prior to the Closing (i) by mutual agreement of UBICS, the Company and the Shareholders; or (ii) automatically if either of the Related Acquisition Agreements is terminated. If this Agreement is terminated as provided above, then neither party shall have any further obligations or liabilities hereunder except for obligations or liabilities arising from a breach of this Agreement prior to such termination or which survive such termination by their own terms and except for obligations under confidentiality agreements between UBICS and the Company. Notwithstanding the foregoing, the maximum amount of damages that may be recovered with respect to any breach of this Agreement or either of the Related Acquisition Agreements which results in termination of this Agreement prior to closing shall not exceed the amount set forth in the Related Acquisition Agreement with respect to R Systems.

                  5.11 Arbitration. Any claim, controversy or dispute arising between the parties with respect to this Agreement (a "DISPUTE"), to the maximum extent allowed by applicable law, shall be submitted to and finally resolved by binding arbitration. Either party may file a written Demand for Arbitration with the American Arbitration Association's Sacramento, California Regional Office, and shall send a copy of the Demand for Arbitration to the other party. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil Procedure. The venue for the arbitration shall be the Sacramento, California office of the American Arbitration Association. The arbitration shall be conducted before a panel of three arbitrators selected as follows:. Within 15 business days after a Demand for Arbitration is filed, each party shall select an arbitrator and, within 10 business days after the end of such 15-day period, such two arbitrators shall select a third arbitrator. Each arbitrator must either have professional experience relating to the business or legal aspects of the subject of the arbitration or be a retired judge. No arbitrator shall (i) have any material interest in the result of the arbitration or (ii) be, or shall ever have been, an Affiliate, equity holder or creditor of, or an attorney, accountant, agent or consultant for, any party to such arbitration proceeding. The arbitrators shall meet promptly, fix the time, date and place of the hearing and notify the parties. The parties shall stipulate that the arbitration hearing shall last no longer than five business days. A majority of the panel shall render a decision within 10 days of the completion of the hearing, which decision may include


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an award of legal fees, costs of arbitration and interest. The panel of arbitrators shall promptly transmit an executed copy of its decision to the parties. The decision of the arbitrators shall be final, binding and conclusive upon the parties. Each party shall have the right to have the decision enforced by any court of competent jurisdiction. Notwithstanding any other provision of this Section, any Dispute in which a party seeks equitable relief may be brought in any court having jurisdiction. The obligations of the parties under this Section shall be specifically enforceable and shall survive any termination of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]


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           SIGNATURE PAGE TO ACQUISITION AND STOCK EXCHANGE AGREEMENT


                                            R SYSTEMS (SINGAPORE) PTE LIMITED



                                            By: /s/ Satinder Singh Rekhi
                                               --------------------------------

                                            UBICS, INC.



                                            By: /s/ Dr. Vijay Mallya
                                               --------------------------------
                                                 Dr. Vijay Mallya, Chairman


                                            SHAREHOLDERS:


                                            /s/ Satinder Singh Rekhi
                                            -----------------------------------
                                            Satinder Singh Rekhi


                                            /s/ Harpreet Rekhi
                                            -----------------------------------
                                            Harpreet Rekhi


                                            /s/ Seow Siang Eng Anne
                                            -----------------------------------
                                            Seow Siang Eng Anne



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                                    EXHIBIT A

                                  SHAREHOLDERS


-------------------------------- -------------------------------- ---------------------------
    NAME AND ADDRESS                     SHARES OF COMPANY          SHARES OF UBICS COMMON
                                            STOCK OWNED              STOCK TO BE RECEIVED
-------------------------------- -------------------------------- ---------------------------
Satinder Singh Rekhi                          69,800                         9,972
2051 Last Chance Court
Gold River, CA  95670
-------------------------------- -------------------------------- ---------------------------
Harpreet Rekhi                                   100                            14
2051 Last Chance Court
Gold River, CA  95670
-------------------------------- -------------------------------- ---------------------------
Seow Siang Eng Anne                              100                            14
43 Lucky View
Singapore  1646
-------------------------------- -------------------------------- ---------------------------
    Total                                     70,000                        10,000
-------------------------------- -------------------------------- ---------------------------

                                                                   Schedule 1.04


                                 POOLING MATTERS

In accordance with Accounting Principles Board Opinion (APB) No. 16, Business Combinations, the Company and the Shareholders have complied with or agreed to comply with the following pooling requirements:

1. The Company is autonomous and has not been a subsidiary or division of another corporation within two years before the acquisition pursuant to the Agreement (the "Acquisition") with UBICS was initiated.

2. The Company is independent of UBICS and holds less than 10% of the outstanding voting common stock of UBICS.

3. Neither the Company nor any of the Shareholders has taken or agreed to take any action which will result in the Acquisition being effected other than by the exchange of Company Stock for UBICS Common Stock.

4. The Shareholders will exchange all of the outstanding capital stock of the Company for UBICS Common Stock upon consummation of the Acquisition.

5. The Shareholders have not within two years before the date of this Agreement (a) taken or agreed to take any action to effect or otherwise made (i) distributions or dividends in cash, stock or any form of consideration to shareholders, (ii) additional issuances, exchanges and retirements of common, preferred, restricted or convertible stock or securities, (iii) changes in the voting rights or other rights of outstanding common stock, (iv) changes in the terms of any existing equity securities, (v) grants or issuance of other classes of common stock with different voting rights or other rights, (vi) stock splits or dividends paid, declared or planned, (vii) issuance of debt or debentures convertible into an equity interest and (viii) any disproportionate distribution of stock or any form of consideration from an agreement among shareholders and, (b) have not otherwise changed the equity interest of the Company's voting capital stock.

6. The Company has not reacquired any shares of voting capital stock within the two years before the date of this Agreement.

7. The Acquisition will be consummated at the Closing and no provisions of the Agreement relating to the issue of securities or other consideration will be pending.

8. Neither the Company nor any of the Shareholders, has entered into or intends to enter into any agreement or arrangement pursuant to which the Company or UBICS has agreed or will agree directly or indirectly to retire or reacquire all or any part of the UBICS Common Stock issued pursuant to the Agreement, except as contemplated by the Agreement and transactions contemplated thereby.

9. Neither the Company nor any of the Shareholders has entered into or intends to enter into any agreement or arrangement pursuant to which the Company or UBICS has agreed or will agree to provide any financial arrangements for the benefit of former shareholders of R Systems, other than Satinder Singh Rekhi who will become party to an employment agreement with UBICS.

10. The Shareholders have not and do not intend to reduce their risk relative to any shares of UBICS Common Stock received in the Acquisition until publication of financial results covering at least 30 days of post-Acquisition combined operations.


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